Exhibit 5

OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

December 16, 2011

Board of Directors
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, NY 13126

Re:	Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Pathfinder Bancorp, Inc. (the “Company”) common stock (the “Common Stock”), pursuant to the Pathfinder Bancorp, Inc. 2010 Stock Option Plan (the “Stock Plan”).  We have reviewed the Company’s Charter, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based on the foregoing, we are of the following opinion:

Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation